JP Morgan
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                           THREE-YEAR CREDIT AGREEMENT


                                   dated as of


                                October 21, 2002


                                      among


                               LIZ CLAIBORNE, INC.


                            The Lenders Party Hereto

                     Fleet National Bank and Citibank, N.A.,
                              as Syndication Agents

                                  Bank One, NA,
                             as Documentation Agent


                                       and


                              JPMORGAN CHASE BANK,
                             as Administrative Agent


                $375,000,000 THREE-YEAR REVOLVING CREDIT FACILITY


                          J.P. MORGAN SECURITIES, INC.,
                         as Sole Advisor, Lead Arranger
                               and Sole Bookrunner



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
                                TABLE OF CONTENTS

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                                                                            ----

                                   ARTICLE I

                                  Definitions

SECTION 1.01. Defined Terms....................................................1
SECTION 1.02. Terms Generally.................................................18
SECTION 1.03. Accounting Terms; GAAP..........................................18

                                   ARTICLE II

                                  The Credits

SECTION 2.01. Commitments.....................................................18
SECTION 2.02. Loans and Borrowings............................................19
SECTION 2.03. Requests for Borrowings.........................................20
SECTION 2.04. Funding of Borrowings...........................................21
SECTION 2.05. Interest Elections..............................................21
SECTION 2.06. Termination and Reduction of Commitments........................22
SECTION 2.07. Repayment of Loans; Evidence of Debt............................23
SECTION 2.08. Prepayment of Loans.............................................24
SECTION 2.09. Fees ...........................................................24
SECTION 2.10. Interest........................................................25
SECTION 2.11. Alternate Rate of Interest......................................26
SECTION 2.12. Increased Costs.................................................26
SECTION 2.13. Break Funding Payments..........................................27
SECTION 2.14. Taxes...........................................................28
SECTION 2.15. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.....29
SECTION 2.16. Mitigation Obligations; Replacement of Lenders..................30
SECTION 2.17. Source of Funds.................................................31

                                  ARTICLE III


                               Letters of Credit

SECTION 3.01. L/C Commitment..................................................31
SECTION 3.02. Procedure for Issuance of Letter of Credit......................32
SECTION 3.03. Fees and Other Charges..........................................32
SECTION 3.04. L/C Participations..............................................32
SECTION 3.05. Reimbursement Obligation of the Borrower........................33
SECTION 3.06. Obligations Absolute............................................34
SECTION 3.07. Letter of Credit Payments.......................................34
SECTION 3.08. Applications....................................................34

                                                                            Page
                                                                            ----

                                   ARTICLE IV

                         Representations and Warranties

SECTION 4.01. Organization; Powers............................................35
SECTION 4.02. Authorization; Enforceability...................................35
SECTION 4.03. Governmental Approvals; No Conflicts............................35
SECTION 4.04. Financial Condition; No Material Adverse Change.................35
SECTION 4.05. Properties; Liens...............................................36
SECTION 4.06. Litigation and Environmental Matters............................36
SECTION 4.07. Compliance with Laws and Agreements.............................36
SECTION 4.08. No Default......................................................36
SECTION 4.09. Investment and Holding Company Status...........................37
SECTION 4.10. No Burdensome Restrictions......................................37
SECTION 4.11. Taxes...........................................................37
SECTION 4.12. Federal Regulations.............................................37
SECTION 4.13. Subsidiaries....................................................37
SECTION 4.14. ERISA...........................................................37
SECTION 4.15. Disclosure......................................................37

                                   ARTICLE V

                                   Conditions

SECTION 5.01. Effective Date..................................................38
SECTION 5.02. Each Credit Event...............................................39

                                   ARTICLE VI

                             Affirmative Covenants

SECTION 6.01. Financial Statements............................................40
SECTION 6.02. Certificates; Other Information.................................40
SECTION 6.03. Notices of Material Events......................................41
SECTION 6.04. Existence; Conduct of Business..................................41
SECTION 6.05. Payment of Obligations..........................................41
SECTION 6.06. Maintenance of Properties and Trademarks; Insurance.............42
SECTION 6.07. Books and Records; Inspection Rights............................42
SECTION 6.08. Environmental Laws..............................................42
SECTION 6.09. Compliance......................................................42
SECTION 6.10. Additional Subsidiaries.........................................42
SECTION 6.11. Use of Proceeds.................................................43

                                  ARTICLE VII

                               Negative Covenants

                                                                            Page
                                                                            ----

SECTION 7.01. Financial Covenants.............................................43
SECTION 7.02. Indebtedness....................................................43
SECTION 7.03. Liens...........................................................44
SECTION 7.04. Fundamental Changes.............................................46
SECTION 7.05. Investments, Loans, Advances, Guarantees and Acquisitions;
              Hedging Agreements..............................................46
SECTION 7.06. Limitation on Sale of Assets....................................47
SECTION 7.07. Restricted Payments.............................................47
SECTION 7.08. Transactions with Affiliates....................................48
SECTION 7.09. Changes in Fiscal Periods.......................................48
SECTION 7.10. Lines of Business...............................................48

                                  ARTICLE VIII

                               Events of Default


                                   ARTICLE IX

                            The Administrative Agent


                                   ARTICLE X

                                 Miscellaneous

SECTION 10.01. Notices........................................................53
SECTION 10.02. Waivers; Amendments............................................54
SECTION 10.03. Expenses; Indemnity; Damage Waiver.............................55
SECTION 10.04. Successors and Assigns.........................................56
SECTION 10.05. Survival.......................................................59
SECTION 10.06. Counterparts; Integration; Effectiveness.......................59
SECTION 10.07. Severability...................................................60
SECTION 10.08. Right of Setoff................................................60
SECTION 10.09. Governing Law; Jurisdiction; Consent to Service of Process.....60
SECTION 10.10. Judgment Currency..............................................61
SECTION 10.11. WAIVER OF JURY TRIAL...........................................61
SECTION 10.12. Headings.......................................................61
SECTION 10.13. Confidentiality................................................61


SCHEDULES:

Schedule 2.01 -- Commitments
Schedule 4.06 -- Disclosed Matters
Schedule 4.13 -- Subsidiaries
Schedule 7.02 -- Existing Indebtedness
Schedule 7.03 -- Existing Liens

                                                                            Page
                                                                            ----

Schedule 7.05(i) -- Existing Investments
Schedule 7.05(ii) -- Borrower's Investment Policy



EXHIBITS:

Exhibit A -- Form of Assignment and Acceptance
Exhibit B-1 -- Form of Opinion of Kramer Levin Naftalis & Frankel LLP Exhibit B-2 -- Form of Opinion of Deputy General Counsel of the Borrower Exhibit C -- Form of Subsidiary Guarantee

     THREE-YEAR CREDIT AGREEMENT dated as of October 21, 2002, among LIZ CLAIBORNE, INC., the LENDERS party hereto, FLEET NATIONAL BANK and CITIBANK, N.A., as Syndication Agents, BANK ONE, NA, as Documentation Agent and JPMORGAN CHASE BANK, as Administrative Agent.



     The parties hereto agree as follows:

                                   ARTICLE I

                                   Definitions

     SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

     "364-Day Credit Agreement" means the 364-Day Credit Agreement dated as of October 21, 2002, (as amended, supplemented or otherwise modified from time to time in accordance with its terms) among the Borrower, the financial institutions party thereto, Fleet National Bank and Citibank, N.A., as syndication agents, Bank One, NA, as documentation agent and the Administrative Agent, providing for a 364-day credit facility in an initial aggregate amount of $375,000,000.

     "ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

     "Administrative Agent" means JPMorgan Chase Bank, in its capacity as administrative agent for the Lenders hereunder.

     "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

     "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

     "Agreement" means this Three-Year Credit Agreement, as amended, supplemented or otherwise modified from time to time in accordance with its terms.

     "Alternate Base Rate" means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate, as applicable.

     "Applicable Percentage" means, with respect to any Lender, the percentage of the total Commitments represented by such Lender's Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

     "Applicable Rate" means, for any day, with respect to any Eurocurrency Revolving Loan, Euro Reference Rate Revolving Loan, ABR Revolving Loan or Letter of Credit as the case may be, or with respect to the facility fees payable hereunder, the applicable rate per annum set forth below under the caption "Eurocurrency Spread," "ABR/Euro Reference Rate Spread," or "Facility Fee Rate" or "Letter of Credit Fee," based upon the ratings by Moody's and S&P, respectively, applicable on such date to the Index Debt:

====================================================================================================================
                                         Eurocurrency                  Facility Fee    Utilization     Letter of
     Level        Index Debt Rating         Spread        ABR/Euro         Rate         Fee Rate       Credit Fee
                                                          Reference
                                                         Rate Spread
--------------------------------------------------------------------------------------------------------------------
       I              >= A-/A3              0.325%          0.00%         0.125%         0.125%          0.10%
--------------------------------------------------------------------------------------------------------------------
      II              BBB+/Baa1             0.475%          0.00%          0.15%         0.125%         0.1625%
--------------------------------------------------------------------------------------------------------------------
      III              BBB/Baa2             0.575%          0.00%         0.175%         0.125%          0.20%
--------------------------------------------------------------------------------------------------------------------
      IV              BBB-/Baa3             0.75%           0.00%          0.25%          0.25%          0.25%
--------------------------------------------------------------------------------------------------------------------
       V             <= BB+/Ba1             1.025%          0.075%         0.30%          0.25%         0.3625%
====================================================================================================================

     For purposes of the foregoing, (i) if the ratings established or deemed to have been established by Moody's and S&P for the Index Debt shall fall within different Levels, the Applicable Rate shall be based on the higher of the two ratings (i.e., the lower Level number) unless one of the two ratings is two or more Levels lower than the other, in which case the Applicable Rate shall be determined by reference to the Level next below that of the higher of the two Levels; and (ii) if the ratings established or deemed to have been established by Moody's and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody's or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody's or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation. If, on any date, the Dollar Equivalent of the outstanding principal amount of the Loans and L/C Obligations or the "Loans" under the 364-Day Credit Agreement exceed 50% of the aggregate amount of the Commitments or the "Commitments" under the 364-Day Credit Agreement, as the case may be (or, during the period after the Commitments or such "Commitments", as the case may be, have terminated, 50% of the aggregate amount of the Commitments or such "Commitments", as the case may be, immediately prior to such termination), the Eurocurrency Spread, ABR/Euro Reference Rate Spread or Letter of Credit Fee, as the case may be, for such date shall increase by the amount set forth in the above grid under the caption "Utilization Fee Rate," based upon the ratings by Moody's and S&P, respectively, applicable on such date to the Index Debt.

     "Application": an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

     "Approved Fund" means (a) a CLO and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

     "Assessment Rate" means, for any day, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund classified as "well-capitalized" and within supervisory subgroup "B" (or a comparable successor risk classification) within the meaning of 12 C.F.R. Part 327 (or any successor provision) to the Federal Deposit Insurance Corporation for insurance by such Corporation of time deposits made in dollars at the offices of such member in the United States; provided that if, as a result of any change in any law, rule or regulation, it is no longer possible to determine the Assessment Rate as aforesaid, then the Assessment Rate shall be such annual rate as shall be reasonably determined by the Administrative Agent to be representative of the cost of such insurance to the Lenders.

     "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

     "Availability Period" means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

     "Base CD Rate" means the sum of (a) the Three-Month Secondary CD Rate multiplied by the Statutory Reserve Rate plus (b) the Assessment Rate.

     "Board" means the Board of Governors of the Federal Reserve System of the United States of America.

     "Borrower" means Liz Claiborne, Inc., a Delaware corporation.

     "Borrowing" means either a Dollar Tranche Borrowing or a Multi-Currency Tranche Borrowing.

     "Borrowing Request" means a request by the Borrower for a Borrowing in accordance with Section 2.03.

     "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

     "Canadian Dollars" and "C$" means dollars in the lawful currency of Canada.

     "Capital Lease Obligations" means the obligations of the Borrower and its Subsidiaries to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a consolidated balance sheet of the Borrower under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

     "Change in Control" means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of Section 13(d) of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of shares representing more than 33 1/3% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated.

     "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

     "CLO" means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.

     "Closing Date" means the date on which the conditions precedent set forth in Section 5.01 shall have been satisfied, which date is October 21, 2002.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Commitment" means as to any Lender, the sum of such Lender's Dollar Tranche Commitment and Multi-Currency Tranche Commitment. The initial amount of each Lender's Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable.

     "Conduit Lender" means any special purpose corporation organized and administered by any Lender for the purpose of making Loans hereunder otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Borrower (which, in each case, shall not be unreasonably withheld or delayed);

provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; and provided further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.12, 2.13, 2.14 or 10.03 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment hereunder.

     "Consolidated EBITDA" means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income or franchise tax expense, (b) interest expense, both expensed and capitalized, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense,
(d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business), and (f) any other non-cash charges, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income,
(b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (c) any other non-cash income, all as determined on a consolidated basis.

     "Consolidated EBITDAR" means, with respect to any period, Consolidated EBITDA for such period plus the Consolidated Rental Expense of the Borrower for such period.

     "Consolidated Interest Expense" means, for any period, (a) the total amount of interest expense, both expensed and capitalized, of the Borrower and its Subsidiaries determined on a consolidated basis, without duplication, in accordance with GAAP for such period minus (b) the amount of interest income of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP for such period

     "Consolidated Net Income" means, for any period, the consolidated net income (or loss) of a Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of such Borrower or is merged into or consolidated with such Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of such Borrower) in which such Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by such Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of such Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under the Agreement) or Requirement of Law applicable to such Subsidiary.

     "Consolidated Rental Expense" means, for any period, the aggregate amount of fixed and contingent rentals payable by the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP with respect to leases of real property minus the aggregate amount of rental income (including licensee related income from licensees operating on the store premises of the Borrower and its Subsidiaries) payable to the Borrower and its Subsidiaries for such period in accordance with GAAP with respect to leases of real and personal property.

     "Consolidated Total Debt" means, at any date, the aggregate principal amount of the Indebtedness of the Borrower and its Subsidiaries at such date set forth on the Borrower's consolidated balance sheet opposite the captions "Current Portion of Long Term Borrowings," "Long Term Borrowings" and "Short Term Borrowings," determined on a consolidated basis in accordance with GAAP.

     "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

     "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

     "Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

     "Disclosed Matters" means the actions, suits and proceedings and the environmental matters disclosed in Schedule 4.06.

     "Documentation Agent" means Bank One, NA.

     "Dollar Equivalent" means on any date of determination, (a) with respect to any amount expressed in Euros, the equivalent in dollars of such amount, determined by the Administrative Agent using the Exchange Rate, (b) with respect to any amount expressed in Canadian Dollars, the equivalent in dollars of such amount, determined by the Administrative Agent using the Exchange Rate or (c) with respect to any amount expressed in dollars, such amount.

     "dollars" or "$" refers to lawful money of the United States of America unless otherwise specified.

     "Dollar Tranche Borrowing" means Dollar Tranche Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

     "Dollar Tranche Commitment" means, with respect to each Dollar Tranche Lender, the commitment of such Lender to make Dollar Tranche Revolving Loans and participate in Letters of Credit, expressed as an amount representing the maximum aggregate amount of such Lender's Dollar Tranche Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Dollar Tranche Lender's Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable. The aggregate amount of the Dollar Tranche Commitments on the Closing Date is $300,000,000.

     "Dollar Tranche Lender" means any Lender with a Dollar Tranche Commitment.

     "Dollar Tranche Percentage" means, with respect to any Dollar Tranche Lender, the percentage of the total Dollar Tranche Commitments represented by such Lender's Dollar Tranche Commitment.

     "Dollar Tranche Revolving Credit Exposure" means, with respect to any Dollar Tranche Lender at any time, the sum of (i) the outstanding principal amount of such Lender's Dollar Tranche Revolving Loans at such time and (ii) such Lender's Dollar Tranche Percentage of the L/C Obligations then outstanding.

     "Dollar Tranche Revolving Loan" means a Loan made pursuant to Section 2.01(a).

     "Effective Date" means the date on which the conditions specified in
Section 5.01 are satisfied (or waived in accordance with Section 10.02).

     "EMU Legislation" means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

     "Environmental Laws" means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, which relate in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to human health and safety matters.

     "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary, directly or indirectly, resulting from or based upon (a) violation of any Environmental Law,
(b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials,
(d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract or agreement pursuant to which liability is incurred by the Borrower or any Subsidiary with respect to any of the foregoing.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     "ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and
Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

     "ERISA Event" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan;
(e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

     "Euro" or "(euro)" means the lawful currency of the European Union as constituted by the treaty establishing the European Community, being the Treaty of Rome, as amended from time to time, as referred to in the EMU Legislation.

     "Eurocurrency", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.

     "Euro Reference Rate" means a fluctuating rate quoted by JPMorgan Chase Bank for overnight deposits in Euros plus 300 basis points and, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Euro Reference Rate.

     "Event of Default" has the meaning assigned to such term in Article VIII.

     "Exchange Rate" shall mean JPMorgan Chase Bank's spot rate of exchange in the interbank market where its foreign currency exchange operations for Euros, or Canadian Dollars, are then being conducted, at or about 12:00 noon, local time, at such date for the purchase of dollars with Euros, or Canadian Dollars, as the case may be, for delivery two banking days later.

     "Excluded Taxes" means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.16(b)), any United States withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or at the time such Lender changes its applicable lending office or is attributable to such Foreign Lender's failure or inability to comply with Section 2.14(e), except to the extent that such Foreign Lender's assignor (if any) or such Foreign Lender, in the case of a Lender that changes its applicable lending office, was entitled, at the time of assignment or at the time of the change in applicable lending office, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.14(a).

     "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

     "Financial Officer" means the Senior Vice President - Chief Financial Officer, chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

     "Fixed Charge Coverage Ratio" means, as at the last day of any period, Consolidated EBITDAR divided by the sum of Consolidated Interest Expense plus Consolidated Rental Expense.

     "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

     "GAAP" means generally accepted accounting principles in the United States of America.

     "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

     "Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

     "Hazardous Materials" means all radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, and all other substances or wastes regulated under any Environmental Law.

     "Hedging Agreement" means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

     "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Indebtedness of any Person shall include, without duplication, the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

     "Indemnified Taxes" means Taxes other than Excluded Taxes.

     "Index Debt" means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

     "Interest Election Request" means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.

     "Interest Payment Date" means (a) with respect to any ABR Loan or Euro Reference Rate Loan, the last day of each March, June, September and December, and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period.

     "Interest Period" means with respect to any Eurocurrency Loan, the period commencing on the date of such Loan and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or to the extent available to all Lenders, nine or twelve months) thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Loan that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made or if initially an ABR Loan or Euro Reference Rate Loan, on the date initially converted and, in the case of a Eurocurrency Loan, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

     "Issuing Lender": JPMorgan Chase Bank, Fleet National Bank, Bank One, NA, The Huntington National Bank or Wachovia Bank, National Association, or any respective affiliate thereof, in its capacity as issuer of any Letter of Credit.

     "L/C Commitment": $100,000,000.

     "L/C Obligations": at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.05.

     "L/C Participants": the collective reference to all the Lenders other than the relevant Issuing Lender.

     "Lender Affiliate" means, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) an Approved Fund.

     "Lenders" means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

     "Letters of Credit": as defined in Section 3.01(a).

     "Leverage Ratio" means, as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.

     "LIBO Rate" means, with respect to any Eurocurrency Borrowing for any Interest Period, the rate appearing on Page 3750 of the Telerate screen (or on any successor or substitute page of such Page, or any successor to or substitute for such Page, providing rate quotations comparable to those currently provided on such page of such Page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the relevant currency in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which deposits in the relevant currency of $5,000,000 and for a maturity comparable to such Interest Period are offered to the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

     "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

     "Loan Documents" means this Agreement, the Subsidiary Guarantee and any Notes.

     "Loan Parties" means the Borrower and each Subsidiary that is a party to a Loan Document.

     "Loans" means the loans made by the Lenders to the Borrower pursuant to this Agreement.

     "Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under this Agreement or (c) the rights of or benefits available to the Lenders under this Agreement and the Subsidiary Guarantee.

     "Material Indebtedness" means Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the "principal amount" of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

     "Maturity Date" means October 21, 2005.

     "Moody's" means Moody's Investors Service, Inc.

     "Multi-Currency Tranche Borrowing" means Multi-Currency Tranche Revolving Loans of the same Type and currency, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in Effect.

     "Multi-Currency Tranche Commitment" means, with respect to each Multi-Currency Tranche Lender, the commitment of such Lender to make Multi-Currency Tranche Revolving Loans and participate in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Multi-Currency Tranche Revolving Credit Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender's Multi-Currency Tranche Commitment is set forth on Schedule 2.01, or in the assignment and acceptance pursuant to which such Lender shall have assumed its Multi-Currency Tranche Commitment. The aggregate amount of the Multi-Currency Tranche Commitments on the Closing Date is $75,000,000.

     "Multi-Currency Tranche Lender" means any Lender with a Multi-Currency Tranche Commitment.

     "Multi-Currency Tranche Percentage" means, with respect to any Multi-Currency Tranche Lender, the percentage of the total Multi-Currency Tranche Commitments represented by such Lender's Multi-Currency Tranche Commitment.

     "Multi-Currency Tranche Revolving Loan" means a Loan made pursuant to
Section 2.01(b).

     "Multi-Currency Tranche Revolving Credit Exposure" means, with respect to any Multi-Currency Tranche Lender, the sum of (i) the Dollar Equivalents of the outstanding principal amount of such Lender's Multi-Currency Tranche Revolving Loans at such time and (ii) such Lender's Multi-Currency Tranche Percentage of the L/C Obligations then outstanding.

     "Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

     "Note" has the meaning set forth in Section 2.07(e).

     "Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

     "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

     "Permitted Acquisition" means any acquisition by the Borrower or any Subsidiary of any of the assets of, or capital stock in, a Person or of a division or line of business of a Person if, immediately after giving effect thereto, (a) no Default has occurred and is continuing or would result therefrom, (b) the principal business of any such acquired Person, division or line of business shall be a Permitted Line of Business, (c) all actions required to be taken under

Section 6.10 with respect to any Subsidiary acquired or newly formed in connection with such acquisition have been taken, (d) the Borrower and its Subsidiaries are in compliance, on a pro forma basis after giving effect to such acquisition, with the covenants contained in Section 7.01 recomputed as at the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, as if such acquisition had occurred on the first day of each relevant period for testing such compliance and (e) the Borrower has delivered to the Administrative Agent an officers' certificate to the effect set forth in clauses (a), (b), (c) and (d) above, together with all relevant financial information for the Person or assets to be acquired and reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clause (d) above.

     "Permitted Encumbrances" means:

          (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 6.05;

          (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 6.05;

          (c) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

          (d) Liens granted and deposits made to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; and

          (e) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

provided that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness.

     "Permitted Lines of Business" means (a) the business of the Borrower as conducted on the Effective Date, (b) any wholesale, retail or other distribution of products (including catalogue and internet) or services under any Trademark or any derivative thereof, (c) any similar business and any business which provides a service and/or supplies products in connection with any business described in clause (a) or (b) above or (d) any reasonable modification or extension thereof.

     "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

     "Plan" means any employee pension benefit plan (other than a Multiemployer
Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

     "Prime Rate" means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

     "Register" has the meaning set forth in Section 10.04(c).

     "Regulation U" means Regulation U of the Board as in effect from time to time.

     "Reimbursement Obligation": the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.05 for amounts drawn under Letters of Credit.

     "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

     "Required Lenders" means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.

     "Requirement of Law" means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

     "Responsible Officer" means the chief executive officer, president, any vice president or Financial Officer of the Borrower, but in any event, with respect to financial matters, a Financial Officer of the Borrower.

     "Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of the Borrower or any option, warrant or other right to acquire any such shares of capital stock of the Borrower.

     "Revolving Credit Exposure" means, with respect to any Lender at any time, the sum of such Lender's Dollar Tranche Revolving Credit Exposure and Multi-Currency Tranche Revolving Credit Exposure.

     "Revolving Loan" means either a Dollar Tranche Revolving Loan or a Multi-Currency Tranche Revolving Loan.

     "S&P" means Standard & Poor's Ratings Services, a division of the McGraw Hill Companies, Inc.

     "Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject (a) with respect to the Base CD Rate, for new negotiable nonpersonal time deposits in dollars of over $100,000 with maturities approximately equal to three months and
(b) with respect to the LIBO Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

     "Subordinated Indebtedness" means any Indebtedness of the Borrower, provided that with respect to any such Indebtedness (i) no part of the principal of such Indebtedness is stated to be payable or is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the Maturity Date and the payment of principal of which and (subject to clause (ii) below) any other obligations of the Borrower in respect thereof are subordinated to the prior payment in full of principal of and interest (including post-petition interest) on the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent and the Lenders hereunder on terms and conditions first approved in writing by the Required Lenders, (ii) no part of the interest accruing on such Indebtedness (other than interest payable solely in kind which shall be similarly subordinated) is payable, without the prior written consent of the Required Lenders, after a Default or Event of Default has occurred and is continuing, and
(iii) such Indebtedness otherwise contains terms, covenants and conditions in form and substance reasonably satisfactory to the Required Lenders, as evidenced by their prior written approval thereof.

     "subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity
(a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

     "Subsidiary" means any wholly-owned subsidiary of the Borrower and any other subsidiary of the Borrower that the Borrower and the Administrative Agent agree in writing to designate as a "Subsidiary", it being understood that the Borrower and the Administrative Agent have agreed to designate each of the entities set forth on Schedule 4.13 as a Subsidiary.

     "Subsidiary Guarantee" means the Subsidiary Guarantee, substantially in the form of Exhibit C, among the Subsidiary Guarantors signatories thereto and the Administrative Agent, for the benefit of the Lenders.

     "Subsidiary Guarantor" means each Subsidiary indicated on Schedule 4.13 as being a "Subsidiary Guarantor", together with each other Subsidiary that becomes a party to the Subsidiary Guarantee in compliance with Section 6.10.

     "Syndication Agents" means Fleet National Bank and Citibank, N.A.

     "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

     "Three-Month Secondary CD Rate" means, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day is not a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day) or, if such rate is not so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day is not a Business Day, on the next preceding Business Day) by the Administrative Agent from three negotiable certificate of deposit dealers of recognized standing selected by it.

     "Trademarks" has the meaning set forth in Section 6.06.

     "Transactions" means the execution, delivery and performance by the Borrower of this Agreement and by the Subsidiary Guarantors of the Subsidiary Guarantee, the borrowing of Loans, the issuance of Letters of Credit and the use of the proceeds thereof.

     "Type", when used in reference to any Loan or Borrowing denominated in (i) dollars, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate or the Alternate Base Rate, (ii) Euros, refers to whether the rate of interest on such Loans, or on the Loans comprising such Borrowing, is determined by reference to the Euro Reference Rate or the LIBO Rate and (iii) Canadian Dollars, refers to the fact that the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate.

     "UCP 500" means the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

     "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

     SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein," "hereof" and "hereunder," and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

     SECTION 1.03. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.


                                   ARTICLE II

                                   The Credits

     SECTION 2.01. Commitments. (a) Subject to the terms and conditions set forth herein, each Dollar Tranche Lender agrees to make revolving credit loans in dollars ("Dollar Tranche Revolving Loans") to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender's Dollar Tranche Revolving Credit Exposure exceeding such Lender's Dollar Tranche Commitment or (ii) the sum of the Dollar Tranche Revolving Credit Exposures exceeding the total Dollar Tranche Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Dollar Tranche Revolving Loans.

     (b) Subject to the terms and conditions set forth herein, each Multi-Currency Tranche Lender agrees to make revolving credit loans in dollars, Euros or Canadian Dollars ("Multi-Currency Tranche Revolving Loans") to the Borrower from time to time during the

Availability Period in an aggregate principal amount that will not result in (a) such Lender's Multi-Currency Tranche Revolving Credit Exposure exceeding such Lender's Multi-Currency Tranche Commitment, or (b) the sum of the Multi-Currency Tranche Revolving Credit Exposures exceeding the total Multi-Currency Tranche Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Multi-Currency Tranche Revolving Loans.

     SECTION 2.02. Loans and Borrowings. (a) Each Dollar Tranche Revolving Loan shall be made as part of a Borrowing consisting of Dollar Tranche Revolving Loans made by the Dollar Tranche Lenders ratably in accordance with their respective Dollar Tranche Commitments. Each Multi-Currency Tranche Revolving Loan shall be made as part of a Borrowing consisting of Multi-Currency Tranche Revolving Loans made by the Multi-Currency Tranche Lenders ratably in accordance with their respective Multi-Currency Tranche Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

     (b) Subject to Section 2.11, (i) each Borrowing denominated in dollars shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith, (ii) each Borrowing denominated in Euros shall be comprised entirely of Euro Reference Rate Loans or Eurocurrency Loans as the Borrower may request in accordance herewith and (iii) each Borrowing denominated in Canadian Dollars shall be comprised entirely of Eurocurrency Loans. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Lender Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

     (c) At the commencement of each Interest Period for any Eurocurrency Borrowing denominated in dollars, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the commencement of each Interest Period for any Eurocurrency Borrowing denominated in Euros, such borrowing shall be in an aggregate amount that is an integral multiple of (euro)1,000,000 and not less than (euro)3,000,000. At the commencement of each Interest Period for any Eurocurrency Borrowing denominated in Canadian Dollars, such borrowing shall be in an aggregate amount that is an integral multiple of C$1,000,000 and not less than C$5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Dollar Tranche Commitments or the Multi-Currency Tranche Commitments. At the time that each Euro Reference Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of
(euro)500,000 and not less than (euro)1,000,000; provided that a Euro Reference Rate Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Multi-Currency Tranche Commitments. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 20 Eurocurrency Borrowings outstanding.

     (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

     SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing in dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing, (c) in the case of a Eurocurrency Borrowing in Euros or a Euro Reference Rate Borrowing, not later than 11:00 a.m. London time, three Business Days before the date of the proposed Borrowing and (d) in the case of a Eurocurrency Borrowing in Canadian Dollars, not later than 11:00 a.m. London time, three Business Days before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

          (i) the aggregate amount of the requested Borrowing;

          (ii) the date of such Borrowing, which shall be a Business Day;

          (iii) whether such Borrowing is to be denominated in Euros, Canadian Dollars or dollars

          (iv) if such Borrowing is to be denominated in dollars, whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing and if such Borrowing is to be denominated in Euros, whether such Borrowing is to be a Eurocurrency Borrowing or a Euro Reference Rate Borrowing;

          (v) if such Borrowing is to be denominated in dollars, whether such Borrowing is to be a Dollar Tranche Borrowing or a Multi-Currency Tranche Borrowing;

          (vi) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period"; and

          (vii) the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing, in the case of a Borrowing in dollars and a Euro Reference Rate Borrowing, in the case of a Borrowing in Euros. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

     SECTION 2.04. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request.

     (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at
(i) in the case of such Lender, if such Borrowing is denominated in dollars, the Federal Funds Effective Rate, (ii) in the case of such Lender, if such Borrowing is denominated in Euros, the rate quoted by JPMorgan Chase Bank for overnight deposits in Euros, (iii) in the case of such Lender, if such Borrowing is denominated in Canadian Dollars, the rate quoted by JPMorgan Chase Bank for overnight deposits in Canadian Dollars or (iv) in the case of the Borrower, the interest rate otherwise applicable to such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

     SECTION 2.05. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

     (b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

     (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

          (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

          (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

          (iii) whether the resulting Borrowing is to be an ABR Borrowing, a Eurocurrency Borrowing, or a Euro Reference Rate Borrowing; and

          (iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.

     (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

     (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing denominated in dollars shall be converted to an ABR Borrowing and such Borrowing denominated in Euros shall be converted to a Euro Reference Rate Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing denominated in dollars shall be converted to an ABR Borrowing and each Eurocurrency Borrowing denominated in Euros shall be converted to a Euro Reference Rate Borrowing at the end of the Interest Period applicable thereto.

     SECTION 2.06. Termination and Reduction of Commitments. Unless previously terminated, the Commitments shall terminate on the Maturity Date.

     (a) The Borrower may at any time terminate, or from time to time reduce, the Commitments without penalty; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.08, (x) the sum of the Dollar Tranche Revolving Credit Exposures would exceed the total Dollar Tranche Commitments or
(y) the sum of the Multi-Currency Tranche Revolving Credit Exposures would exceed the total Multi-Currency Tranche Commitments.

     (b) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (a) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Dollar Tranche Commitments shall be made ratably among the Dollar Tranche Lenders in accordance with their respective Dollar Tranche Commitments and each reduction of the Multi-Currency Tranche Commitments shall be made ratably among the Multi-Currency Tranche Lenders in accordance with their respective Multi-Currency Tranche Commitments.

     SECTION 2.07. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Dollar Tranche Lender the then unpaid principal amount of each Dollar Tranche Revolving Loan on the Maturity Date and the Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Multi-Currency Tranche Lender the then unpaid principal amount of each Multi-Currency Tranche Revolving Loan on the Maturity Date.

     (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

     (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the currency of such Loan, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

     (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

     (e) Any Lender may request that Loans made by it be evidenced by a promissory note (a "Note"). In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

     SECTION 2.08. Prepayment of Loans. (a) Optional.

          (i) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part without penalty, except as provided in Section 2.13, subject to prior notice in accordance with paragraph (b) of this Section.

          (ii) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing in dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing not later than 11:00 a.m., New York City time, on the date of prepayment, (iii) in the case of prepayment of a Eurocurrency Borrowing in Euros or a Euro Reference Rate Borrowing, not later than 11:00 a.m., London time, three Business Days before the date of prepayment or (iv) in the case of prepayment of a Eurocurrency Borrowing in Canadian Dollars, not later than 11:00 a.m., London time, three Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing, and the remainder of such Borrowing after giving effect to such prepayment, shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Dollar Tranche Borrowing shall be applied ratably to the Dollar Tranche Revolving Loans included in the prepaid Dollar Tranche Borrowing. Each prepayment of a Multi-Currency Tranche Borrowing shall be prepaid in the currency in which such Borrowing was made and such prepayment shall be applied ratably to the Multi-Currency Revolving Loans in such currency included in the prepaid Multi-Currency Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10.

     (b) Mandatory. If, at any time, the sum of the Multi-Currency Tranche Revolving Credit Exposures exceeds the total Multi-Currency Tranche Commitments by more than 10%, by virtue of a change in the Exchange Rate, the Borrower shall, within five Business Days, prepay outstanding Multi-Currency Tranche Revolving Loans denominated in Euros or Canadian Dollars or otherwise in an amount sufficient to eliminate such excess.

     SECTION 2.09. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender's Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

     (b) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

     (c) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of facility fees and utilization fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

     SECTION 2.10. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.

     (b) The Loans comprising each Eurocurrency Borrowing shall bear interest at a rate per annum equal to the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

     (c) The Loans comprising each Euro Reference Rate Borrowing shall bear interest at the rate per annum equal to the Euro Reference Rate plus the Applicable Rate.

     (d) Notwithstanding the foregoing, if any principal of or interest on any Loan or Reimbursement Obligation or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided above.

     (e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or Euro Reference Rate Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (iii) in the event of any conversion of any Eurocurrency Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (iv) all accrued interest shall be payable upon termination of the Commitments.

     (f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the

Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Euro Reference Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

     SECTION 2.11. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

          (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

          (b) the Administrative Agent is advised by the Required Lenders that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing denominated in dollars shall be made as an ABR Borrowing, such Borrowing denominated in Euros shall be made as a Euro Reference Rate Borrowing and such Borrowing denominated in Canadian Dollars shall be made as an ABR Borrowing denominated in dollars; provided that if the circumstances giving rise to such notice affect only one Type of Borrowing, then the other Types of Borrowing shall be permitted.

     SECTION 2.12. Increased Costs. (a) If any Change in Law shall:

          (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (including the type referred to in clause
     (b) of the definition of "Statutory Reserve Rate" in Section 1.01); or

          (ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

     (b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

     (c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

     (d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than three months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof.

     SECTION 2.13. Break Funding Payments. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurocurrency Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of Eurocurrency Loans on a day that is not the last day of an Interest Period with respect thereto, (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued or assigned for the period from the date of such prepayment or of such failure to borrow, convert or continue or assign to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, or assign the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Rate included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

     SECTION 2.14. Taxes. (a) Any and all payments by or an account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

     (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

     (c) The Borrower shall indemnify the Administrative Agent and each Lender within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

     (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

     (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

     (f) If any Lender or the Administrative Agent receives a refund attributable to any Indemnified Taxes or Other Taxes paid by the Borrower or for which the Lender or the Administrative Agent has received payment from the Borrower hereunder, such Lender or the Administrative Agent, within 30 days of such receipt, shall deliver to the Borrower the amount of such refund (but only to the extent of Indemnified Taxes or Other Taxes giving rise to such refund paid by the Borrower or for which the Lender or the Administrative Agent has received payment from the Borrower hereunder), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided however, that the Borrower agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender or the Administrative Agent in the event that such Lender or the Administrative Agent is required to repay such refund to such Governmental Authority.

     SECTION 2.15. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a) Except as otherwise expressly provided herein, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or under Section 2.12, 2.13 or 2.14, or otherwise) prior to 3:00 p.m. New York City time, on the date when due in dollars, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except that payments pursuant to Sections 2.12, 2.13, 2.14 and 10.03 shall be made directly to the Persons entitled thereto. Notwithstanding the foregoing, the Borrower shall make each payment with respect to any Loan denominated in (i) Euros (including principal of or interest on any such Loan or other amounts) hereunder without set-off or counterclaim and shall make each such payment not later than 3:00 p.m., London time, on the date when due in Euros to the Administrative Agent at its offices at 125 London Wall, London, United Kingdom in immediately available funds and (ii) Canadian Dollars (including principal of or interest on any such Loan or other amounts) hereunder without set-off or counterclaim and shall make each such payment not later than 3:00 p.m., London time, on the date when due in Canadian Dollars to the Administrative Agent at its offices at 125 London Wall, London, United Kingdom in immediately available funds. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

     (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and
(ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

     (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

     (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate (or, in the case of Multi-Currency Tranche Revolving Loans denominated in Euros, at the rate quoted by JPMorgan Chase Bank for overnight deposits in Euros, or, in the case of Multi-Currency Tranche Revolving Loans denominated in Canadian Dollars, at the rate quoted by JPMorgan Chase Bank for overnight deposits in Canadian Dollars).

     (e) If any Lender shall fail to make any payment required to be made by it pursuant to 2.04(b) or 2.15(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

     SECTION 2.16. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and
(ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

     (b) If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) if such assignee is not a Lender, the Borrower shall have received the prior written consent of the Administrative Agent which consent shall not be unreasonably withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

     SECTION 2.17. Source of Funds. None of the funds to be lent pursuant to this Agreement are assets of an employee benefit plan or constitute "plan assets" within the meaning of Department of Labor Regulation Section 2510.3-101.


                                  ARTICLE III

                                Letters of Credit

     SECTION 3.01. L/C Commitment. (a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.04(a), agrees to issue letters of credit ("Letters of Credit") for the account of the Borrower on any Business Day during the Availability Period in such form as may be approved from time to time by such Issuing Lender; provided that no Issuing Lender shall have an obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the sum of the Revolving Credit Exposures would exceed the total Commitments. Each Letter of Credit shall be issued under the Dollar Tranche Commitments or the Multi-Currency Commitments or a combination thereof, as determined by the Borrower in its request for the issuance of such Letter of Credit pursuant to Section 3.02; provided no Issuing Lender shall have an obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the sum of the Dollar Tranche Revolving Credit Exposures would exceed the total Dollar Tranche Commitments or (ii) the sum of the Multi-Currency Tranche Revolving Credit Exposures would exceed the total Multi-Currency Tranche Commitments. Each Letter of Credit shall (i) be denominated in dollars and (ii) expire no later than the earlier of (x) 365 days after the date of issuance and (y) the date that is five Business Days prior to the Maturity Date.

     (b) Each Letter of Credit shall be subject to the UCP 500 and, to the extent not inconsistent therewith, the laws of the State of New York.

     (c) No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

     SECTION 3.02. Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request. Upon receipt of any Application, such Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Lender be required to issue any Letter of Credit earlier than one Business Day after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the Borrower. Within five (5) Business Days after the end of each month, each Issuing Lender shall furnish to the Administrative Agent the actual daily outstandings for each day in the previous month for all Letters of Credit issued by such Issuing Lender. Within fifteen (15) Business Days after the end of each month, the Administrative Agent shall report to each Lender the average daily outstandings for each day in the previous month for all Letters of Credit.

     SECTION 3.03. Fees and Other Charges. (a) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Rate then in effect, shared ratably among the Lenders and payable quarterly in arrears after the issuance date on the last day of March, June, September and December of each year and on the date on which the Commitments terminate.

     (b) In addition to the foregoing fees, the Borrower shall pay or reimburse the relevant Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit unless the Borrower and such Issuing Lender mutually agree that such costs and expenses shall be paid or reimbursed by a third party.

     (c) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution to the Lenders. Fees paid shall not be refundable under any circumstances.

     SECTION 3.04. L/C Participations. (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions set forth below, for such L/C Participant's own account and risk an undivided interest equal to (i) in the case of each Letter of Credit issued under the Dollar Tranche Commitments, such L/C Participant's Dollar Tranche Percentage in each Issuing Lender's obligations and rights under and in respect of each Letter of Credit under the Dollar Tranche Commitments and the amount of each draft paid by such Issuing Lender thereunder and (ii) in the case of each Letter of Credit issued under the Multi-Currency Tranche Commitments, such L/C Participant's Multi-Currency Tranche Percentage in each Issuing Lender's obligations and rights under and in respect of each Letter of Credit under the Multi-Currency Tranche Commitments and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender's address for notices specified herein an amount equal to such L/C Participant's Dollar Tranche Percentage or Multi-Currency Tranche Percentage, as the case may be, of the amount of such draft, or any part thereof, that is not so reimbursed.

     (b) If any amount required to be paid by any L/C Participant to the relevant Issuing Lender pursuant to Section 3.04(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.04(a) is not made available to such Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans. A certificate of the relevant Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

     (c) Whenever, at any time after the relevant Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.04(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

     SECTION 3.05. Reimbursement Obligation of the Borrower. If any draft is paid under any Letter of Credit, the Borrower shall reimburse the relevant Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment, not later than 12:00 Noon, New York City time, on (i) the next succeeding Business Day following the day that the Borrower receives notice of such draft, if such notice is received on such day prior to 10:00

A.M., New York City time or (ii) if clause (i) above does not apply, on the second succeeding Business Day following the Borrower's receipt of such notice. Each such payment shall be made to such Issuing Lender at its address for notices referred to herein in dollars and in immediately available funds. Interest shall be payable on any amounts remaining unpaid by the Borrower under this Section from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.10(c) and (y) thereafter, Section 2.10(d).

     SECTION 3.06. Obligations Absolute. The Borrower's obligations under this
Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the relevant Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with each Issuing Lender that no Issuing Lender shall be responsible for, and the Borrower's Reimbursement Obligations under Section 3.05 shall not be affected by, among other things, any lack of validity or enforceability of any Letter of Credit or any other agreement or instrument relating thereto, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the relevant Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of such Issuing Lender to the Borrower.

     SECTION 3.07. Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the relevant Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

     SECTION 3.08. Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

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

                                   ARTICLE IV

                         Representations and Warranties

     The Borrower represents and warrants to the Lenders that:

     SECTION 4.01. Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

     SECTION 4.02. Authorization; Enforceability. The Transactions are within the Borrower's corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

     SECTION 4.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries in a manner which could reasonably be expected to have a Material Adverse Effect, and (d) will not result in the creation or imposition of any material Lien on any asset of the Borrower or any of its Subsidiaries.

     SECTION 4.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 29, 2001, reported on by Arthur Andersen LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 28, 2002, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above. The Borrower and its Subsidiaries do not have any material Guarantees, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the financial statements referred to in this paragraph or in the notes thereto (and, in the case of such lease or commitment, which is required in accordance with GAAP to be reflected in such statements or notes) or which has not otherwise been disclosed to the Lenders in writing.

     (b) Since September 28, 2002, there has been no development, event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

     SECTION 4.05. Properties; Liens. (a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes, and none of such property is subject to any Lien, except as permitted by Section 7.03.

     (b) Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

     SECTION 4.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement, any other Loan Document or the Transactions.

     (b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law, (ii) is subject to any Environmental Liability, (iii) has received any written notice of any claim with respect to any Environmental Liability or (iv) has knowledge of any reason to reasonably conclude that Environmental Liability will be incurred.

     (c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

     SECTION 4.07. Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

     SECTION 4.08. No Default. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation or any order, award or decree of any Governmental Authority or arbitrator binding upon it or its properties in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

     SECTION 4.09. Investment and Holding Company Status. Neither the Borrower nor any of its Subsidiaries is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

     SECTION 4.10. No Burdensome Restrictions. Neither the Borrower nor any Subsidiary is a party to any indenture, agreement, lease or other instrument which is so unusual or burdensome such that it could be reasonably expected to have a Material Adverse Effect.

     SECTION 4.11. Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and have paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

     SECTION 4.12. Federal Regulations. No part of the proceeds of any Loans hereunder will be used, directly or indirectly, for "buying" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board as now and from time to time hereafter in effect or for any purpose which violates, or which would be inconsistent with, the provisions of the Regulations of such Board. If requested by the Agent or any Lender, the Borrower will furnish to the Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in said Regulation U.

     SECTION 4.13. Subsidiaries. Schedule 4.13 sets forth as of the date hereof the name, and, where applicable, the jurisdiction of organization, number of authorized and issued shares and ownership of each Subsidiary of the Borrower.

     SECTION 4.14. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, except to the extent any such excess (individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans except to the extent any such excess (individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect.

     SECTION 4.15. Disclosure. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder

(as modified or supplemented by other information so furnished) contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.


                                   ARTICLE V

                                   Conditions

     SECTION 5.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Lenders to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

          (a) The Administrative Agent (or its counsel) shall have received (i) either (A) a counterpart of this Agreement, executed and delivered by a duly authorized officer of the Borrower or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) a counterpart of the Subsidiary Guarantee, executed and delivered by a duly authorized officer of each Subsidiary Guarantor.

          (b) The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Kramer Levin Naftalis & Frankel LLP, counsel for the Borrower, substantially in the form of Exhibit B-1, and (ii) Nicholas
     J. Rubino, Deputy General Counsel of the Borrower, substantially in the form of Exhibit B-2, and each opinion covering such other matters relating to the Borrower, this Agreement or the Transactions as the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

          (c) The Administrative Agent shall have received all government approvals necessary or, in the discretion of the Administrative Agent, advisable in connection with the financing contemplated hereby and the continuing operations of the Borrower and its Subsidiaries shall have been obtained and be in full force and effect.

          (d) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower and its Subsidiaries, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

          (e) The Administrative Agent shall have received (i) audited consolidated financial statements of the Borrower for the two most recent fiscal years ended prior to the Effective Date as to which such financial statements are available and (ii) unaudited interim consolidated financial statements of the Borrower for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause
     (i) of this paragraph as to which such financial statements are available.

          (f) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the president, a vice president or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 5.02 (with such paragraph (a) being deemed for this purpose not to include the parenthetical clause included therein).

          (g) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) at or prior to 3:00 p.m., New York City time, on October 21, 2002 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

     SECTION 5.02. Each Credit Event. The obligation of each Lender to make a Loan and of each Issuing Lender to issue a Letter of Credit on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

          (a) The representations and warranties of the Borrower set forth in this Agreement (except the representations set forth in Section 4.04(b), Section 4.06 and the first sentence of Section 4.08) shall be true and correct in all material respects on and as of the date of such Borrowing, except for representations and warranties which are made as of a specific date which shall be true and correct as of such date.

          (b) At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

                                   ARTICLE VI

                              Affirmative Covenants

     Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

     SECTION 6.01. Financial Statements. The Borrower will furnish to the Administrative Agent and each Lender:

     (a) as soon as available, but in any event within 2 Business Days after the end of 90 days following the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing; and

     (b) as soon as available, but in any event within 2 Business Days after the end of 45 days following the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, signed by a Responsible Officer (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

     SECTION 6.02. Certificates; Other Information. The Borrower will furnish to the Administrative Agent and each Lender (or, in the case of clause (d), to the relevant Lender):

     (a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

     (b) concurrently with the delivery of any financial statements pursuant to
Section 6.01, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer's knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, a Certificate containing all information and calculations necessary for determining compliance by the Borrower and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be;

     (c) within five days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the Securities and Exchange Commission, or any Governmental Authority; and

     (d) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

     SECTION 6.03. Notices of Material Events. The Borrower will promptly (and in any event within five days after the Borrower knows of the following events) furnish to the Administrative Agent and each Lender written notice of the following:

     (a) the occurrence of any Default;

     (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

     (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect; and

     (d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

     SECTION 6.04. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of Permitted Lines of Business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.04.

     SECTION 6.05. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

     SECTION 6.06. Maintenance of Properties and Trademarks; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, provided that the Borrower shall, in good faith, determine when to repair any property, (b) take all action reasonably necessary or desirable in accordance with good business practices to
(i) maintain in full force and effect such domestic and foreign patents, trademarks, service marks, trade names, copyrights and licenses and such material rights with respect to the foregoing, now or hereafter acquired, in each case necessary for the conduct of its business (collectively, the "Trademarks") and (ii) protect all domestic and foreign Trademarks against infringement by third parties and (c) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as a prudent Person engaged in the same or similar business of a similar size and otherwise similarly situated would maintain.

     SECTION 6.07. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit on an annual basis (or at any time and from time to time after the occurrence and during the continuance of a Default or Event of Default) any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

     SECTION 6.08. Environmental Laws. The Borrower will, and will use reasonable best efforts to cause each of its Subsidiaries to:

     (a) Comply in all material respects with, and use reasonable best efforts to ensure compliance in all material respects by their tenants and subtenants, if any, with, all applicable Environmental Laws, except for such matters of noncompliance which could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

     (b) Except to the extent being contested in good faith, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws or by Governmental Authorities.

     SECTION 6.09. Compliance. The Borrower will, and will cause each of its Subsidiaries to, comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

     SECTION 6.10. Additional Subsidiaries. The Borrower will, with respect to any Person that, subsequent to the Effective Date, becomes a Subsidiary organized in a jurisdiction within the United States, promptly cause such new Subsidiary to become a party to the

Subsidiary Guarantee pursuant to documentation which is in form and substance satisfactory to the Administrative Agent; provided that the Administrative Agent and the Borrower may agree in writing that any non-material or less than wholly-owned Subsidiary need not become a Subsidiary Guarantor.

     SECTION 6.11. Use of Proceeds. The proceeds of the Loans and the Letters of Credit, will be used only to refinance existing debt, provide working capital and for other general corporate purposes of the Borrower, including, without limitation, capital expenditures, stock repurchases, Permitted Acquisitions and support of its commercial paper facility. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

                                  ARTICLE VII

                               Negative Covenants

     Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

     SECTION 7.01. Financial Covenants.

          (a) Leverage Ratio. The Borrower will not permit the Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower to exceed 2.75 to 1.00.

          (b) Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower to be less than 2.50 to 1.00.

     SECTION 7.02. Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

          (a) Indebtedness created hereunder;

          (b) Indebtedness existing on the date hereof and set forth in Schedule 7.02;

          (c) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary;

          (d) Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary;

          (e) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $150,000,000 at any time outstanding;

          (f) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists or is committed at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the Borrower and its Subsidiaries are in compliance, on a pro forma basis after giving effect to such acquisition, with the covenants contained in Section 7.01 recomputed as at the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, as if such acquisition had occurred on the first day of each relevant period for testing such compliance;

          (g) Indebtedness of the Borrower or any Subsidiary incurred (a) as an account party in respect of trade letters of credit issued in the ordinary course of business and (b) in connection with standby letters of credit in an aggregate principal amount not exceeding $40,000,000 at any time outstanding;

          (h) Indebtedness of the Borrower or any Subsidiary in respect of commercial paper; provided that the aggregate amount of such Indebtedness, when added to the aggregate amount of outstanding Loans and L/C Obligations and "Loans" under the 364-Day Credit Agreement, shall not exceed the aggregate amount of the Commitments and the "Commitments" under the 364-Day Credit Agreement;

          (i) Subordinated Indebtedness;

          (j) any refinancings, refundings, renewals or extensions of Indebtedness permitted hereunder that do not increase the outstanding principal amount of such Indebtedness;

          (k) additional Indebtedness not otherwise permitted hereunder secured by Liens and not exceeding $100,000,000 in aggregate principal amount at any time outstanding;

          (l) Indebtedness not otherwise permitted hereunder, not secured by any Lien and incurred after the date hereof; provided that the Borrower and its Subsidiaries are in compliance, on a pro forma basis after giving effect to such Indebtedness, with the covenants contained in Section 7.01 recomputed as at the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, as if such Indebtedness had been incurred on the first day of each relevant period for testing such compliance; and

          (m) Indebtedness created under the 364-Day Credit Agreement.

     SECTION 7.03. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

          (a) Permitted Encumbrances;

          (b) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 7.03; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

          (c) Liens arising by the terms of letters of credit entered into in the ordinary course of business to secure reimbursement obligations and other obligations in connection therewith;

          (d) Liens solely constituting the right of any other Person to a share of any licensing royalties (pursuant to a licensing agreement or other related agreement entered into by the Borrower or any of its Subsidiaries with such Person in the ordinary course of the Borrower's or such Subsidiary's business) otherwise payable to the Borrower or any of its Subsidiaries, provided that such right shall have been conveyed to such Person for consideration received by the Borrower or such Subsidiary on an arm's-length basis;

          (e) Liens arising by reason of any judgment, decree or order of any court or other Governmental Authority for the payment of money in aggregate amount not to exceed $25,000,000 at any time outstanding;

          (f) Liens arising in connection with factoring accounts receivable related to any acquired Subsidiary; provided that such factoring shall not continue for a period longer than one year from the date such Subsidiary is acquired;

          (g) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that
     (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

          (h) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 7.02, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary; and

          (i) Liens securing Indebtedness permitted under Sections 7.02(j) and 7.02(k); provided that with respect to Indebtedness incurred pursuant to
     Section 7.02(j) no such Lien is spread to cover additional property.

     SECTION 7.04. Fundamental Changes. Except in connection with transactions otherwise permitted pursuant to Section 7.05 or 7.06, the Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto, no Default shall have occurred and be continuing (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Person may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary and, if required to be so under Section 6.10, a Subsidiary Guarantor, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary which is a Subsidiary Guarantor and (iv) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 7.05.

     SECTION 7.05. Investments, Loans, Advances, Guarantees and Acquisitions; Hedging Agreements. (a) The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

          (i) existing investments not otherwise permitted under this Agreement and described in Schedule 7.05(i) hereto;

          (ii) investments made in accordance with the investment policy of the Borrower as set forth on Schedule 7.05(ii) hereto; as provided that any material amendment or other material modification to such policy is subject to the approval of the Administrative Agent in its reasonable discretion;

          (iii) investments by the Borrower in the capital stock of its Subsidiaries;

          (iv) Permitted Acquisitions;

          (v) investments received in connection with the bona fide settlement of any defaulted Indebtedness or other liability owed to the Borrower or any Subsidiary;

          (vi) advances or loans made in the ordinary course of business to employees of the Borrower or any of its Subsidiaries in an aggregate amount not to exceed $10,000,000 at any time outstanding;

          (vii) loans or advances to third party contractors, suppliers or customers in the ordinary course of business and consistent with past practice;

          (viii) loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary;

          (ix) guarantees by the Borrower or any Subsidiary of obligations of the Borrower or any other Subsidiary which do not constitute Indebtedness;

          (x) Guarantees constituting Indebtedness permitted by Section 7.02;
     and

          (xi) any other investments in, advances or loans to or Guarantees of, any Person in an aggregate amount not to exceed $225,000,000 at any time outstanding;

     (b) The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business (including, without limitation, Hedging Agreements in connection with the Borrower's stock repurchase program) to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

     SECTION 7.06. Limitation on Sale of Assets. Except in the ordinary course of business, the Borrower will not, and will not permit any of its Subsidiaries to, sell, convey, lease, transfer or otherwise dispose of (other than as otherwise permitted by Section 7.04 or 7.05) all or any substantial part of its assets; provided that the foregoing shall not prohibit any such sale, conveyance, lease, transfer or disposition (i) which (x) is for a price not materially less than the fair market value of such assets of the Borrower or such Subsidiary, (y) would not materially impair the ability of the Borrower to perform its obligations under this Agreement and (z) together with all other such sales, conveyances, leases, transfers and dispositions, would have no Material Adverse Effect, (ii) of assets that individually or in the aggregate constitute less than 15% of the total assets of the Borrower and its Subsidiaries taken as a whole or (iii) of assets in connection with factoring arrangements with respect to any acquired Subsidiary, provided that such factoring arrangements do not continue longer than a year after such Subsidiary is acquired by the Borrower.

     SECTION 7.07. Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its capital stock payable solely in additional shares of its common stock, (b) so long as no Default or Event of Default has occurred and is continuing, the Borrower may declare and pay dividends with respect to its capital stock, (c) any Subsidiary may declare and pay dividends to the Borrower or, in the case of any Subsidiary that is wholly owned by another Subsidiary, to such other Subsidiary, (d) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries, (e) so long as no Default or Event of Default has occurred and is continuing, the Borrower may repurchase its capital stock pursuant to its stock repurchase program and (f) so long as no Default or Event of Default has occurred and is continuing, the Borrower may make Restricted Payments in connection with the repurchase of the Capital Stock of Lucky Brands, Inc. and Segrets, Inc.

     SECTION 7.08. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties, (b) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliate and (c) any Restricted Payment permitted by Section 7.07.

     SECTION 7.09. Changes in Fiscal Periods. The Borrower will not, and will not permit any of its Subsidiaries to, permit the fiscal year of such Borrower to end on a day other than the last Saturday closest to December 31 or change such Borrower's method of determining fiscal quarters.

     SECTION 7.10. Lines of Business. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any business, either directly or through any Subsidiary, except for Permitted Lines of Business.


                                  ARTICLE VIII

                                Events of Default

     If any of the following events ("Events of Default") shall occur:

          (a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

          (b) the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

          (c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any amendment or modification hereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof, shall prove to have been materially incorrect when made or deemed made;

          (d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 6.04 (with respect to the Borrower's existence) or 6.11 or in Article VII;

          (e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower;

          (f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable period of grace);

          (g) any default or any event of default with respect to any Material Indebtedness which results in such Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

          (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

          (i) the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

          (j) the Borrower or any Subsidiary shall become unable, admit in writing or fail generally to pay its debts as they become due;

          (k) one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

          (l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

          (m) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent with the consent of the Required Lenders may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder), shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.


                                   ARTICLE IX

                            The Administrative Agent

     Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

     The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

     The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

     The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

     The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent.

     Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

     Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

     The Syndication Agents and the Documentation Agent shall not have any duties or responsibilities hereunder in their capacity as such.

                                   ARTICLE X

                                  Miscellaneous

     SECTION 10.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

          (a) if to the Borrower, to it at Liz Claiborne, Inc., One Claiborne Avenue, North Bergen, New Jersey 07047, Attention of Robert Vill (Facsimile No. 201-295-7825);

          (b) if to the Administrative Agent with respect to Borrowings and payments in dollars:

          JPMorgan Chase Bank, Loan and Agency Services Group
          One Chase Manhattan Plaza, 8th Floor, New York, New York 10081 Attention of Jesus Sang (Facsimile No. (212) 270-0002),


          with a copy to:

          JPMorgan Chase Bank, 1411 Broadway
           New York, New York  10018,
          Attention of Liz Claiborne Relationship Manager
          (Facsimile No. (212) 391-7118);

          if to the Administrative Agent with respect to Borrowings and payments in Euros:

          JPMorgan Chase Bank
          125 London Wall
          London, England EC2Y 5AJ

          Attention of Steve Clarke (Facsimile No. 44-20-777-2360); and

          if to the Administrative Agent with respect to Borrowings and payments in Canadian Dollars:

          JPMorgan Chase Bank
          125 London Wall
          London, England EC2Y 5AJ

          Attention of Steve Clarke (Facsimile No. 44-20-777-2360)

          (c) if to any other Lender or Issuing Lender, to it at its address (or number) set forth in its Administrative Questionnaire.

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

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

     Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

     SECTION 10.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

     (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.15(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender adversely affected thereby, (v) except in connection with transactions otherwise permitted pursuant to Section 7.04, 7.05 or 7.06, release all or substantially all of the Subsidiary Guarantors from their obligations under the Subsidiary Guarantee, without the written consent of each Lender, (vi) change any of the provisions of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender or (vii) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

     SECTION 10.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and Chase Securities Inc., including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facility provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by any Administrative Agent or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including in connection with any workout, restructuring or negotiations in respect thereof.

     (b) The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

     (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

     (d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions or any Loan or the use of the proceeds thereof.

     (e) All amounts due under this Section shall be payable promptly no later than seven (7) days after written demand therefor.

     SECTION 10.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

     (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

          (A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender other than a Conduit Lender, an Approved Fund or, if an Event of Default under clause (a), (b), (h) or (i) of Article VIII has occurred and is continuing, any other Person; and

          (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment, except in the case of an assignment of a Commitment to an assignee that does not already have a Commitment, or for an assignment to an Affiliate of a Lender.

     (ii) Assignments shall be subject to the following additional conditions:

          (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender's Commitment or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default under clause (a), (b), (h) or (i) of Article VIII has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

          (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement;

          (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500;

          (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

          (E) in the case of an assignment to a CLO, the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents, provided that the Assignment and Acceptance between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the first proviso to
               Section 10.02(b) and (2) directly affects such CLO.

          (iii) Upon acceptance and recording pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled, (with respect to the period prior to such assignment ) to the benefits of Sections 2.12, 2.13, 2.14 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section. Notwithstanding the foregoing, any Conduit Lender may assign at any time to its designating Lender hereunder with the consent of the Borrower, any or all Loans it may have funded hereunder and pursuant to its designation agreement.

          (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and L/C Obligations owing to each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

          (v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

     (c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and (iv) all Participants shall represent, for the benefit of Borrower, that none of the participation interests are being acquired with assets of an employee benefit plan or with assets that constitute "plan assets" under Department of Labor Regulation Section 2510.3-101 . Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

          (ii) A Participant shall not be entitled to receive any greater payment under Sections 2.12, 2.13 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14(e) as though it were a Lender.

     (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

     (e) Each of the Borrower, the Subsidiary Guarantors and each Lender hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

     SECTION 10.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13, 2.14 and 10.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

     SECTION 10.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in
Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

     SECTION 10.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

     SECTION 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured provided that such Lender shall promptly notify the Borrower of such setoff. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

     SECTION 10.09. Governing Law; Jurisdiction; Consent to Service of Process.
(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

     (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

     (c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

     (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

     SECTION 10.10. Judgment Currency. If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the "specified currency") into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency on any Business Day preceding that on which the final judgment is given. The obligations of the Borrower, as applicable, in respect of any sum due to any Lender, or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day, following receipt by such Lender or the Administrative Agent, as the case may be, of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent, as the case may be, may in accordance with normal banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, the Borrower, agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the Borrower.

     SECTION 10.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

     SECTION 10.12. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

     SECTION 10.13. Confidentiality. Each of the Administrative Agent and the Lenders expressly agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement,
(e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, "Information" means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information, provided, however, in no event less than reasonable care.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                   LIZ CLAIBORNE, INC.


                                         by /s/ Robert J. Vill
                                            ------------------------------------
                                            Name:  Robert J. Vill
                                            Title: VP, Treasury & IR - Treasurer


                                   JPMORGAN CHASE BANK, as Administrative
                                   Agent and a Lender


                                         by /s/ James A. Knight
                                            ------------------------------------
                                            Name:  James A. Knight
                                            Title: Vice President


                                   FLEET NATIONAL BANK, as Syndication Agent and a Lender


                                         by /s/ Suzanne Chomiczewski
                                            ------------------------------------
                                            Name:  Suzanne Chomiczewski
                                            Title: VP


                                   CITIBANK, N.A., as Syndication Agent and a
                                   Lender


                                         by /s/ Marc Merlino
                                            ------------------------------------
                                            Name:  Marc Merlino
                                            Title: Director

                                   BANK ONE, NA, as Documentation Agent and a
                                   Lender


                                         by /s/ John D. Runger
                                            ------------------------------------
                                            Name:  John D. Runger
                                            Title: Senior Vice President



                                   BANK OF AMERICA, N.A., as a Lender


                                         by /s/ Chitt Swamidasan
                                            ------------------------------------
                                            Name:  Chitt Swamidasan
                                            Title: Principal



                                   WACHOVIA BANK, N.A., as a Lender


                                         by /s/ Susan T. Vitale
                                            ------------------------------------
                                            Name:  Susan T. Vitale
                                            Title: Vice President



                                   SUNTRUST BANK, as a Lender


                                         by /s/ Laura Kahn
                                            ------------------------------------
                                            Name:  Laura Kahn
                                            Title: Director, Senior Relationship
                                                   Manager



                                   ING BANK, N.V., as a Lender


                                         by /s/ G.G.M. Stap
                                            ------------------------------------
                                            Name:  G.G.M. Stap
                                            Title: Director

                                         by /s/ M.H. Elfrink-Rijntjes
                                            ------------------------------------
                                            Name:  M.H. Elfrink-Rijntjes
                                            Title: Senior Relationship Manager

                                   THE HUNTINGTON NATIONAL BANK, as a
                                   Lender


                                         by /s/ Thomas A. Berkheimer
                                            ------------------------------------
                                            Name:  Thomas A. Berkheimer
                                            Title: Vice President



                                   HSBC BANK USA, as a Lender


                                         by /s/ Rochelle Forster
                                            ------------------------------------
                                            Name:  Rochelle Forster
                                            Title: Senior Vice President


                                   THE BANK OF NEW YORK, as a Lender


                                         by /s/ David C. Judge
                                            ------------------------------------
                                            Name:  David C. Judge
                                            Title: Senior Vice President


                                   U.S. BANK NATIONAL ASSOCIATION, as a
                                   Lender


                                         by /s/ Thomas L. Bayer
                                            ------------------------------------
                                            Name:  Thomas L. Bayer
                                            Title: Vice President


                                   UNION BANK OF CALIFORNIA, N.A., as a Lender


                                         by /s/ Theresa L. Rocha
                                            ------------------------------------
                                            Name:  Theresa L. Rocha
                                            Title: Vice President

                                   COMERICA BANK, as a Lender


                                         by /s/ Joel S. Gordon
                                            ------------------------------------
                                            Name:  Joel S. Gordon
                                            Title: Assistant Vice President



                                   ISRAEL DISCOUNT BANK OF NEW YORK, as a Lender


                                         by /s/ Alan Lefkowitz
                                            ------------------------------------
                                            Name:  Alan Lefkowitz
                                            Title: First Vice President

                                         by /s/ Tim McCurry
                                            ------------------------------------
                                            Name:  Tim McCurry
                                            Title: Assistant Vice President


                                   WELLS FARGO BANK N.A., as a Lender


                                         by /s/ Peter M. Angelica
                                            ------------------------------------
                                            Name:  Peter M. Angelica
                                            Title: Vice President

                                         by /s/ Kathleen Rosof
                                            ------------------------------------
                                            Name:  Kathleen Rosof
                                            Title: Vice President

                                   BANK LEUMI USA, as a Lender


                                         by /s/ Phyllis Rosenfeld
                                            ------------------------------------
                                            Name:  Phyllis Rosenfeld
                                            Title: Vice President

                                         by /s/ Paul Tine
                                            ------------------------------------
                                            Name:  Paul Tine
                                            Title: Vice President

                                                                   SCHEDULE 2.01


                                   COMMITMENTS

------------------------------------------- ------------------------ -------------------------- ----------------------
                   BANK                         DOLLAR TRANCHE        MULTI-CURRENCY TRANCHE            TOTAL
                                                  COMMITMENT                COMMITMENT               COMMITMENT
------------------------------------------- ------------------------ -------------------------- ----------------------
JPMorgan Chase Bank                                     $35,200,000                 $8,800,000            $44,000,000
------------------------------------------- ------------------------ -------------------------- ----------------------
Citibank, N.A..                                          29,200,000                  7,300,000             36,500,000
------------------------------------------- ------------------------ -------------------------- ----------------------
Fleet National Bank                                      29,200,000                  7,300,000             36,500,000
------------------------------------------- ------------------------ -------------------------- ----------------------
Bank One, NA                                             29,200,000                  7,300,000             36,500,000
------------------------------------------- ------------------------ -------------------------- ----------------------
Bank of America, N.A.                                    23,200,000                  5,800,000             29,000,000
------------------------------------------- ------------------------ -------------------------- ----------------------
Wachovia Bank, N.A.                                      18,000,000                  4,500,000             22,500,000
------------------------------------------- ------------------------ -------------------------- ----------------------
SunTrust Bank                                            18,000,000                  4,500,000             22,500,000
------------------------------------------- ------------------------ -------------------------- ----------------------
ING Bank N.V.                                            18,000,000                  4,500,000             22,500,000
------------------------------------------- ------------------------ -------------------------- ----------------------
The Huntington National Bank                             18,000,000                  4,500,000             22,500,000
------------------------------------------- ------------------------ -------------------------- ----------------------
HSBC Bank USA                                            18,000,000                  4,500,000             22,500,000
------------------------------------------- ------------------------ -------------------------- ----------------------
The Bank of New York                                     14,000,000                  3,500,000             17,500,000
------------------------------------------- ------------------------ -------------------------- ----------------------
U.S. Bank National Association                           12,000,000                  3,000,000             15,000,000
------------------------------------------- ------------------------ -------------------------- ----------------------
Union Bank of California, N.A.                           10,000,000                  2,500,000             12,500,000
------------------------------------------- ------------------------ -------------------------- ----------------------
Comerica Bank                                            10,000,000                  2,500,000             12,500,000
------------------------------------------- ------------------------ -------------------------- ----------------------
Israel Discount Bank of New York                          6,000,000                  1,500,000              7,500,000
------------------------------------------- ------------------------ -------------------------- ----------------------
Wells Fargo Bank N.A.                                     6,000,000                  1,500,000              7,500,000
------------------------------------------- ------------------------ -------------------------- ----------------------
Bank Leumi USA                                            6,000,000                  1,500,000              7,500,000
------------------------------------------- ------------------------ -------------------------- ----------------------
                  Total:                               $300,000,000                $75,000,000           $375,000,000
------------------------------------------- ------------------------ -------------------------- ----------------------

                                                                   SCHEDULE 4.06


                                DISCLOSED MATTERS

None.

                                                                   SCHEDULE 4.13


                                  SUBSIDIARIES

Name                                               Jurisdiction of Incorporation
----                                               -----------------------------
DB Newco, Corp.*                                   Delaware
Ellen Tracy, Inc. *                                New Jersey
Ellen Tracy of Cabazon, Inc. *                     New Jersey
Ellen Tracy of Camarillo, Inc. *                   Delaware
Ellen Tracy of Carlsbad, Inc. *                    Delaware
Ellen Tracy of Destin, Inc. *                      Florida
Ellen Tracy of Ellenton, Inc. *                    Florida
Ellen Tracy of Flemington, Inc. *                  New Jersey
Ellen Tracy of Foley, Inc. *                       Alabama
Ellen Tracy of Hong Kong, Inc. *                   New Jersey
Ellen Tracy of Hilton Head, Inc. *                 South Carolina
Ellen Tracy of Lyndhurst, Inc. *                   New Jersey
Ellen Tracy of Manchester, Inc. *                  New Jersey
Ellen Tracy of Michigan City, Inc. *               Indiana
Ellen Tracy of Napa, Inc. *                        New Jersey
Ellen Tracy of Naples, Inc. *                      Delaware
Ellen Tracy Realty of New Jersey, Inc. *           New Jersey
Ellen Tracy of San Marcos, Inc. *                  Delaware
Ellen Tracy of Woodbury, Inc. *                    New York
L.C. Augusta, Inc.*                                Delaware
L.C. Caribbean Holdings, Inc.*                     Delaware
L.C. Dyeing, Inc.*                                 Delaware
LC Libra, LLC*                                     Delaware
L.C. Licensing, Inc.*                              Delaware
L.C. Service Company, Inc.*                        Delaware
L.C. Special Markets, Inc.*                        Delaware
L.C.K.C., LLC*                                     Delaware
LC/QL Investments, Inc.*                           Delaware
LCI Acquisition U.S., Inc.*                        Delaware
LCI Holdings, Inc.*                                Delaware
LCI Investments, Inc.*                             Delaware
LCI Laundry, Inc.*                                 California

Liz Claiborne Accessories, Inc.*                   Delaware
Liz Claiborne Accessories-Sales, Inc.*             Delaware
Liz Claiborne Cosmetics, Inc.*                     Delaware
Liz Claiborne Export, Inc.*                        Delaware
Liz Claiborne Foreign Holdings, Inc.*              Delaware
Liz Claiborne Japan, Inc.*                         Delaware
Liz Claiborne Puerto Rico, Inc.*                   Delaware
Liz Claiborne Sales, Inc.*                         Delaware
Liz Claiborne Shoes, Inc.*                         Delaware
Liz Claiborne-Texas, Inc.*                         Delaware
Lucky Brand Dungarees, Inc.                        Delaware
Lucky Brand Dungarees Stores, Inc.                 Delaware
Monet International, Inc.*                         Delaware
Monet Puerto Rico, Inc.*                           Delaware
Segrets, Inc.                                      Delaware
Segrets Stores, Inc.                               Delaware

*  Indicates a Subsidiary Guarantor

                                                                   SCHEDULE 7.02

                              EXISTING INDEBTEDNESS

Long Term Loans

5 Year 6.625% Notes 350 Million Euros @.90              $346,500,000
One / Three Year Revolving Credit Agreement 250/500               $0
One / Three Year Revolving Credit Agreement
         50 Million Euro Tranche - 40,187,500            $39,785,625
Commercial Paper Outstanding                           $ 108,100,000
Pennsylvania Industrial Development Authority Loan         $ 957,939
Pennsylvania Industrial Development Authority Loan         $ 348,032
Commerzbank Mexx Group / Euro 1,200,000                  $ 1,188,000
                                                       -------------
                                                                    $496,879,596

Mexx Credit Lines - Uncommitted

ING Bank                   pending          euro         $15,000,000
Commerzbank                pending          euro          15,000,000
HSBC UK                                     euro          15,000,000
Fortis Bank                                 euro          15,000,000
Artesia Bank                                euro           5,000,000
ABN Amro
                                                       -------------
                                                                     $80,000,000

Mexx Credit Lines - Committed

Toronto Dominion Bank - Mexx Canada C$                  30,000,000 CAD
(to be terminated in 4th qtr.)

L/C Credit Lines

Wachovia Bank                              $100,000,000  $78,460,535
Fleet National Bank                        $125,000,000  $89,174,584
Huntington National Bank                   $100,000,000  $44,162,243
Bank One                                    $60,000,000  $22,117,023
HSBC - Mexx Group          HK$ 77,500,000    $9,937,050   $4,851,000
Bank of America - Mexx
Group                      HK$ 58,000,000    $7,436,760   $4,653,000
Bank Artesia - Mexx Group  euro 6,000,000    $5,940,000   $6,336,000
KBC Bank - Mexx Group      euro 3,000,000    $2,970,000
Toronto Dominion - Mexx
Canada                     C$     173,000                   $109,000
JP Morgan Chase - Ellen
Tracy                                                     $8,943,000
                                                                    $258,806,385

L/C Standby Credit Lines

HSBC                                                     $11,855,960
Other Mexx Group                 euro         4,000,000   $3,960,000
Other HSBC - U.K.                                         $1,230,000
                                                       -------------
                                                                     $17,045,960

Synthetic Lease

Sun Trust Bank - Ohio/RI Distribution Centers            $63,769,253
                                                       -------------
                                                                     $63,769,253
Conditional Purchase Price Payments

Lucky Brands - (Current Estimate)                        $25,000,000
Mexx Group - (Current Estimate)                         $100,000,000
Segrets - (Current Estimate - less than)                  $2,000,000
                                                       -------------
                                                                    $127,000,000

                                                                   SCHEDULE 7.03


                                 EXISTING LIENS

Toronto Dominion Bank - Mexx Canada Inc.
(Liens on Accounts Receivable, Inventory and Credit Balances)   C$    30,000,000


(Facility to be terminated in the 4th quarter)

                                                                SCHEDULE 7.05(i)


                              EXISTING INVESTMENTS



                                               10/1/02
                                               Closing Price

Vanguard 500 Index Fund    63,955.41 shares    $78.27             $ 5,005,789.94
Kenneth Cole Productions Class A Stock
1,500,000 shares                               $17.80             $26,700,000.00
                                                                  --------------
                                                                  $31,705,789.94

                                                               SCHEDULE 7.05(ii)


                      LIZ CLAIBORNE, INC. INVESTMENT POLICY

                                Effective: 9/1/01

================================================================================

OBJECTIVE

1) To establish the policies and guidelines governing the investment of idle or surplus cash generated by the company

2) To define the minimum acceptable credit and maximum market exposure of an investment

3) To identify those individuals authorized to transact business on behalf of, and for the benefit of the company

SCOPE

Unless specifically limited in the text, these policies and guidelines are applicable to Liz Claiborne, Inc. and all of its subsidiaries. All currency representations within this policy are in U.S. Dollars.

POLICY

To maximize the utilization of idle or surplus cash by investing in accordance with principles of sound investment management and the guidelines set forth in this Investment Policy. The criteria for the selection of cash investments will be as follows:

     First:            Preservation of Capital
     Second:           Liquidity/Marketability
     Third:            Maximization of after-tax yield

INDIVIDUALS AUTHORIZED TO TRADE

1)       CFO
2)       VP Investor Relations and Treasury, Treasurer
3)       VP Cash and Risk Management
4)       Portfolio/Risk Manager
5)       Cash Manager*

* In the absence of the Cash Manager, the Senior Treasury Analyst may invest daily surplus cash in any of the approved Institutional Money Market Funds.

APPROVED INVESTMENT VEHICLES AND REQUIREMENTS

     See Appendix A, "Investment Guidelines"

TIME LIMITATIONS

     One year, except for:

     a)   Up to three years for Government Securities
     b)   Up to 15 months for Federal Agency Securities
     c) Up to four years for Municipal Bonds providing the total average maturity of all tax exempt bonds does not exceed 2 1/2 years.

CUSTODY

     Limited to any of the following:

     a)   Bear Stearns
     b)   JPMorgan Chase Bank
     c)   Merrill Lynch
     d)   Salomon Smith Barney
     e)   Comercia Securities
     f)   The Bank of New York

POLICY DEVIATION

     Any deviation from these guidelines must be approved, in writing, by two members of the Investment Committee (comprised of the Senior Vice President Finance and Administration; CFO; VP Investor Relations and Treasury, Treasurer; VP Cash and Risk Management). If a rating is lowered, approval to hold the security must also be obtained, in writing, from two members of the Investment Committee.

                                   APPENDIX A

                               LIZ CLAIBORNE, INC.
                              INVESTMENT GUIDELINES
                               Effective: 09/01/01

--------------------------- ----------- ------------ ------------------------------------------ ------------------------------------
                             LIMIT PER    MAXIMUM %
         SECURITY             ISSUE         OF               REQUIRED MINIMUM RATINGS
                              (000's)    PORTFOLIO     S&P                 MOODY'S                    ADDITIONAL REQUIREMENTS
--------------------------- ----------- ------------ --------- -------------------------------- ------------------------------------
          TAXABLE                                    Credit ratings may rely on credit support
--------------------------- ----------- ------------ ------------- ------ --------------------- ------------------------------------
Bankers Acceptances             10,000          25%      A-1        AND           P-1           - None
--------------------------- ----------- ------------ ------------- ------ --------------------- ------------------------------------
Commercial Paper                25,000          75%      A-1        AND           P-1           - Must be Direct Corporate
                                                                                                  Obligation or Corporate Parent
                                                                                                  Guaranty
--------------------------- ----------- ------------ ------------- ------ --------------------- ------------------------------------
Corporate Bonds and Notes       25,000          75%      AA-        OR            Aa3           - None
--------------------------- ----------- ------------ ------------- ------ --------------------- ------------------------------------
Domestic Bank CD's              10,000          25%      A-1        AND           P-1           - None
--------------------------- ----------- ------------ ------------- ------ --------------------- ------------------------------------
Eurocurrency Deposits           10,000         100%      A-1        AND           P-1           - None
--------------------------- ----------- ------------ ------------- ------ --------------------- ------------------------------------
Federal Agency Securities         None         100%      N/A                      N/A           - None
--------------------------- ----------- ------------ ------------- ------ --------------------- ------------------------------------
Foreign Bank CD's/Time          10,000         100%      A-1        AND           P-1           - None
Deposits
--------------------------- ----------- ------------ ------------- ------ --------------------- ------------------------------------
Institutional Money Market      50,000         100%      N/A                      N/A           - Fund Investment
Funds                                                                                             objectives/parameters must be
                                                                                                  consistent with this policy
                                                                                                - Fund may not deviate from a $1
                                                                                                  per share price
--------------------------- ----------- ------------ ------------- ------ --------------------- ------------------------------------
Repurchase Agreements           25,000         100%      N/A                      N/A           -Must be collateralized by any of
                                                                                                  the following:
                                                                                                  1)Commercial mortgages
                                                                                                  2)Direct US government securities
                                                                                                  3)Agencies of the US Government
                                                                                                  4) AAA rated whole loan
                                                                                                  collateralized mortgage
                                                                                                  obligations
                                                                                                -collateralization at no less
                                                                                                than 102%
                                                                                                -7 day maximum term
--------------------------- ----------- ------------ ------------- ------ --------------------- ------------------------------------
US Treasury Obligations           None         100%      N/A                      N/A           - None
--------------------------- ----------- ------------ ------------- ------ --------------------- ------------------------------------
Taxable Debt                    25,000          50%      AAA        OR            Aaa           - No more than 20% of any one issue
(7/28 day Auction Rate
Securities)
--------------------------- ----------- ------------ ------------- ------ --------------------- ------------------------------------
    TAX EXEMPT/ADVANTAGED
--------------------------- ----------- ------------ ------------- ------ --------------------- ------------------------------------
Institutional Money Market      50,000         100%      N/A                      N/A           - Fund Investment
Funds                                                                                             objective/parameters must be
                                                                                                  consistent with this policy
                                                                                                - Fund may not deviate from a $1
                                                                                                  per share price
--------------------------- ----------- ------------ ------------- ------ --------------------- ------------------------------------
Municipal Bonds/Notes                                                                           - Issue must be at least $25
- Short term                    10,000         100%  SP-1 or A-1    AND    VMIG1, MIG1 or P-1     million
- Long term                     20,000         100%      AAA        OR            Aaa
--------------------------- ----------- ------------ ------------- ------ --------------------- ------------------------------------
Daily/Weekly Municipal Put      15,000          50%  SP-1 or A-1    AND    VMIG1, MIG1 or P-1   - Issue must be at least $25
Bonds                                                                                             million
--------------------------- ----------- ------------ ------------- ------ --------------------- ------------------------------------
Municipal Preferreds            25,000         100%      AAA        AND           Aaa           - No more than 20% of any one issue
--------------------------- ----------- ------------ ------------- ------ --------------------- ------------------------------------
Money Market Preferreds         25,000          50%      AA-        OR            Aa3           - No more than 20% of any one issue
(49 day Auction Rate
Securities)
--------------------------- ----------- ------------ ------------- ------ --------------------- ------------------------------------
Tax Exempt Commercial Paper     15,000          50%      AA-        OR            Aa3           - None
--------------------------- ----------- ------------ ------------- ------ --------------------- ------------------------------------
Tax Exempt Debt                 15,000          50%      AAA        OR            Aaa           - No more than 20% of any one issue
(35 day Auction Rate
Securities)
--------------------------- ----------- ------------ ------------- ------ --------------------- ------------------------------------

Latest revision:  7/31/02
Approved:
            ______________________________        ______________________________
            Michael Scarpa                                 Robert Vill


            ______________________________
            Robert McKean